SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                       (Amendment No. 1 and Restatement)*



                               Avant! Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    053487104
--------------------------------------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 17 Pages
                       Exhibit Index Contained on Page 16

-----------------------------                     ------------------------------
CUSIP NO. 053487104                  13 G               Page 2 of 17 Pages
-----------------------------                     ------------------------------
--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Technology Venture Investors-4, L.P. ("TVI-4")
                     Tax ID Number:    94-3088804
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a) [ ]          (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware limited partnership
--------------------------------------------------------------------------------
                                  5      SOLE VOTING POWER
            NUMBER OF                    1,289,134 shares, except that TVIM-4,
             SHARES                      the general partner of TVI-4, and
          BENEFICIALLY                   Messrs. Kagle, Marquardt, McMurtry,
         OWNED BY EACH                   Wilson and Johnston, the general
           REPORTING                     partners of TVIM-4, may be deemed to
            PERSON                       have shared power to vote these shares.
             WITH
                                  ----------------------------------------------
                                  6      SHARED VOTING POWER
                                         See response to row 5.
                                  ----------------------------------------------
                                  7      SOLE DISPOSITIVE POWER
                                         1,289,134 shares, except that TVIM-4,
                                         the general partner of TVI-4,
                                         and Messrs. Kagle, Marquardt, McMurtry,
                                         Wilson and Johnston, the
                                         general partners of TVIM-4,  may be
                                         deemed  to  have  shared  power  to
                                         dispose of these shares.
                                  ----------------------------------------------
                                  8      SHARED DISPOSITIVE POWER
                                         See response to row 7.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                          1,289,134
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          5.63%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                           PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                     ------------------------------
CUSIP NO. 053487104                  13 G               Page 3 of 17 Pages
-----------------------------                     ------------------------------
--------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     TVI Partners - 4, L.P. ("TVIP-4")
                     Tax ID Number:    94-3084677
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]        (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware limited partnership
--------------------------------------------------------------------------------
                                    5        SOLE VOTING POWER
            NUMBER OF                        150,677 shares, except that TVIM-4,
              SHARES                         the general partner of TVIP-4, and
           BENEFICIALLY                      Messrs. Kagle, Marquardt, McMurtry,
           OWNED BY EACH                     Wilson  and Johnston, the general
             REPORTING                       partners of TVIM-4, may be deemed
              PERSON                         to have shared power to  vote these
               WITH                           shares.
                                    --------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             150,677 shares, except that TVIM-4,
                                             the general partner of TVIP-4,
                                             and Messrs. Kagle, Marquardt,
                                             McMurtry, Wilson and Johnston, the
                                             general partners of TVIM-4,  may be
                                             deemed  to  have  shared  power  to
                                             dispose of these shares.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                            150,677
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          0.66%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                           PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!
-----------------------------                     ------------------------------
CUSIP NO. 053487104                  13 G               Page 4 of 17 Pages
-----------------------------                     ------------------------------
--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     TVI Affiliates - 4, L.P. ("TVIA-4")
                     Tax ID Number:    94-3154357
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [ ]         (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware limited partnership
--------------------------------------------------------------------------------
                                    5        SOLE VOTING POWER
             NUMBER OF                       3,438 shares, except that TVIM-4,
              SHARES                         the general partner of TVIA-4, and
           BENEFICIALLY                      Messrs. Kagle, Marquardt, McMurtry,
          OWNED BY EACH                      Wilson and Johnston, the general
             REPORTING                       partners of TVIM-4, may be deemed
              PERSON                         to have shared power to vote these
               WITH                          shares.
                                    --------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             3,438 shares, except that TVIM-4,
                                             the general partner of TVIA-4, and
                                             Messrs. Kagle, Marquardt, McMurtry,
                                             Wilson and Johnston, the general
                                             partners of TVIM-4, may be deemed
                                             to have shared power to dispose of
                                             these shares.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                            3,438
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                         0.02%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                          PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!
-----------------------------                     ------------------------------
CUSIP NO. 053487104                  13 G               Page 5 of 17 Pages
-----------------------------                     ------------------------------
--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     TVI Affiliates - 4 1988, L.P. ("TVIA-4 1988")
                     Tax ID Number:    94-3084676
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]        (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware limited partnership
--------------------------------------------------------------------------------
                                    5        SOLE VOTING POWER
            NUMBER OF                        5,853 shares, except that TVIM-4,
             SHARES                          the general partner of TVIA-4 1988,
           BENEFICIALLY                      and Messrs. Kagle, Marquardt,
          OWNED BY EACH                      McMurtry, Wilson and Johnston, the
             REPORTING                       general partners of TVIM-4, may be
              PERSON                         deemed to have shared power to vote
               WITH                           these shares.
                                    --------------------------------------------
                                    6        SHARED VOTING POWER
                                             See response to row 5.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             5,853 shares, except that TVIM-4,
                                             the general partner of TVIA-4 1988,
                                             and Messrs. Kagle, Marquardt,
                                             McMurtry, Wilson and Johnston, the
                                             general partners of TVIM-4,  may be
                                             deemed  to  have  shared  power  to
                                             dispose of these shares.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             See response to row 7.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                              5,853
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          0.03%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                            PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!
-----------------------------                     ------------------------------
CUSIP NO. 053487104                  13 G               Page 6 of 17 Pages
-----------------------------                     ------------------------------
--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     TVI Management- 4, L.P. ("TVIM-4")
                     Tax ID Number:    94-3088676
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [ ]        (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware limited partnership
--------------------------------------------------------------------------------
                                    5        SOLE VOTING POWER
         NUMBER OF SHARES                    0 shares
           BENEFICIALLY
          OWNED BY EACH             --------------------------------------------
         REPORTING PERSON           6        SHARED VOTING POWER
              WITH                           1,449,102 shares, of which 1,289,34
                                             shares are directly owned by TVI-4,
                                             150,677  shares are directly  owned
                                             by   TVIP-4,   3,438   shares   are
                                             directly  owned by TVIA-4 and 5,853
                                             shares are directly owned by TVIA-4
                                             1988. TVIM-4 is the general partner
                                             of TVI-4, TVIP-4, TVIA-4 and TVIA-4
                                             1988,  and  may be  deemed  to have
                                             shared power to vote such shares.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             1,449,102    shares,    of    which
                                             1,289,134 shares are directly owned
                                             by  TVI-4,   150,677   shares   are
                                             directly  owned  by  TVIP-4,  3,438
                                             shares are directly owned by TVIA-4
                                             and 5,853 shares are directly owned
                                             by  TVIA-4  1988.   TVIM-4  is  the
                                             general  partner of TVI-4,  TVIP-4,
                                             TVIA-4 and TVIA-4 1988,  and may be
                                             deemed  to  have  shared  power  to
                                             dispose of such shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                          1,449,102
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                        [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          6.33%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                             PN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!
-----------------------------                     ------------------------------
CUSIP NO. 053487104                  13 G               Page 7 of 17 Pages
-----------------------------                     ------------------------------
--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Robert C. Kagle ("Kagle")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a) [ ]      (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
                                   5        SOLE VOTING POWER
             NUMBER OF                      8,500  shares, of  which  4,500  are
              SHARES                        shares  issuable upon exercise of a
           BENEFICIALLY                     stock option.
          OWNED BY EACH            ---------------------------------------------
            REPORTING              6        SHARED VOTING POWER
              PERSON                        1,449,102 shares, of which 1,289,134
               WITH                         shares are directly  owned by TVI-4,
                                            150,677 shares are directly owned by
                                            TVIP-4,  3,438  shares are  directly
                                            owned by TVIA-4 and 5,853 shares are
                                            directly owned by TVIA-4 1988. Kagle
                                            is a general partner of TVIM-4,  the
                                            general  partner  of TVI-4,  TVIP-4,
                                            TVIA-4 and TVIA-4  1988,  and may be
                                            deemed to have shared  power to vote
                                            such shares.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             8,500 shares, of  4,500  shares are
                                             isussable  upon exercise of a stock
                                             option.
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             1,449,102    shares,    of    which
                                             1,289,134 shares are directly owned
                                             by  TVI-4,   150,677   shares   are
                                             directly  owned  by  TVIP-4,  3,438
                                             shares are directly owned by TVIA-4
                                             and 5,853 shares are directly owned
                                             by TVIA-4 1988.  Kagle is a general
                                             partner  of  TVIM-4,   the  general
                                             partner  of TVI-4,  TVIP-4,  TVIA-4
                                             and TVIA-4 1988,  and may be deemed
                                             to have shared  power to dispose of
                                             such shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                          1,457,602
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          6.36%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!
-----------------------------                     ------------------------------
CUSIP NO. 053487104                  13 G               Page 8 of 17 Pages
-----------------------------                     ------------------------------
--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     David F. Marquardt ("Marquardt")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [ ]        (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
            NUMBER OF                       4,000 shares
              SHARES
           BENEFICIALLY            ---------------------------------------------
          OWNED BY EACH             6       SHARED VOTING POWER
            REPORTING
              PERSON                        1,449,102 shares, of which 1,289,134
               WITH                         shares  are directly owned by TVI-4,
                                            150,677 shares are directly owned by
                                            TVIP-4,  3,438  shares are  directly
                                            owned by TVIA-4 and 5,853 shares are
                                            directly   owned  by  TVIA-4   1988.
                                            Marquardt  is a general  partner  of
                                            TVIM-4,   the  general   partner  of
                                            TVI-4,  TVIP-4,  TVIA-4  and  TVIA-4
                                            1988,  and  may be  deemed  to  have
                                            shared power to vote such shares.
                                    --------------------------------------------
                                    7       SOLE DISPOSITIVE POWER
                                            4,000 shares
                                    --------------------------------------------
                                    8       SHARED DISPOSITIVE POWER
                                            1,449,102 shares, of which 1,289,134
                                            shares are directly  owned by TVI-4,
                                            150,677 shares are directly owned by
                                            TVIP-4,  3,438  shares are  directly
                                            owned by TVIA-4 and 5,853 shares are
                                            directly   owned  by  TVIA-4   1988.
                                            Marquardt  is a general  partner  of
                                            TVIM-4,   the  general   partner  of
                                            TVI-4,  TVIP-4,  TVIA-4  and  TVIA-4
                                            1988,  and  may be  deemed  to  have
                                            shared  power  to  dispose  of  such
                                            shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                          1,453,102
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          6.34%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!
-----------------------------                     ------------------------------
CUSIP NO. 053487104                  13 G               Page 9 of 17 Pages
-----------------------------                     ------------------------------
--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Burton J. McMurtry ("McMurtry")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) [ ]       (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
             NUMBER OF              5       SOLE VOTING POWER
              SHARES                        3,500 shares
           BENEFICIALLY
          OWNED BY EACH            --------------------------------------------
            REPORTING               6       SHARED VOTING POWER
              PERSON                        1,449,102 shares, of which 1,289,134
               WITH                         shares are directly owned by  TVI-4,
                                            150,677 shares are directly owned by
                                            TVIP-4,  3,438  shares are  directly
                                            owned by TVIA-4 and 5,853 shares are
                                            directly   owned  by  TVIA-4   1988.
                                            McMurtry  is a  general  partner  of
                                            TVIM-4,   the  general   partner  of
                                            TVI-4,  TVIP-4,  TVIA-4  and  TVIA-4
                                            1988,  and  may be  deemed  to  have
                                            shared power to vote such shares.
                                   ---------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             3,500 shares
                                   ---------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             1,449,102    shares,    of    which
                                             1,289,134 shares are directly owned
                                             by  TVI-4,   150,677   shares   are
                                             directly  owned  by  TVIP-4,  3,438
                                             shares are directly owned by TVIA-4
                                             and 5,853 shares are directly owned
                                             by  TVIA-4  1988.   McMurtry  is  a
                                             general  partner  of  TVIM-4,   the
                                             general  partner of TVI-4,  TVIP-4,
                                             TVIA-4 and TVIA-4 1988,  and may be
                                             deemed  to  have  shared  power  to
                                             dispose of such shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                          1,452,602
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                        [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          6.34%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!
-----------------------------                     ------------------------------
CUSIP NO. 053487104                  13 G              Page 10 of 17 Pages
-----------------------------                     ------------------------------
--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Mark G. Wilson ("Wilson")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) [ ]     (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
             NUMBER OF                       1,750 shares
              SHARES
           BENEFICIALLY            --------------------------------------------
           OWNED BY EACH            6       SHARED VOTING POWER
             REPORTING                      1,449,102 shares, of which 1,289,134
              PERSON                        shares are directly owned by  TVI-4,
               WITH                         150,677 shares are directly owned by
                                            TVIP-4,  3,438  shares are  directly
                                            owned by TVIA-4 and 5,853 shares are
                                            directly   owned  by  TVIA-4   1988.
                                            Wilson  is  a  general   partner  of
                                            TVIM-4,   the  general   partner  of
                                            TVI-4,  TVIP-4,  TVIA-4  and  TVIA-4
                                            1988,  and  may be  deemed  to  have
                                            shared power to vote such shares.
                                    --------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             1,750 shares
                                    --------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             1,449,102    shares,    of    which
                                             1,289,134 shares are directly owned
                                             by  TVI-4,   150,677   shares   are
                                             directly  owned  by  TVIP-4,  3,438
                                             shares are directly owned by TVIA-4
                                             and 5,853 shares are directly owned
                                             by TVIA-4 1988. Wilson is a general
                                             partner  of  TVIM-4,   the  general
                                             partner  of TVI-4,  TVIP-4,  TVIA-4
                                             and TVIA-4 1988,  and may be deemed
                                             to have shared  power to dispose of
                                             such shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                         1,450,852
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                       [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          6.33%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!
-----------------------------                     ------------------------------
CUSIP NO. 053487104                  13 G              Page 11 of 17 Pages
-----------------------------                     ------------------------------
--------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     John R. Johnston ("Johnston")
                     Tax ID Number:    ###-##-####
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                          (a) [ ]       (b) [X]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
            United States
--------------------------------------------------------------------------------
                                    5       SOLE VOTING POWER
             NUMBER OF                      4,000 shares
              SHARES
           BENEFICIALLY
          OWNED BY EACH             --------------------------------------------
             REPORTING              6       SHARED VOTING POWER
              PERSON                        1,449,102 shares, of which 1,289,134
               WITH                         shares are directly owned by  TVI-4,
                                            150,677 shares are directly owned by
                                            TVIP-4,  3,438  shares are  directly
                                            owned by TVIA-4 and 5,853 shares are
                                            directly   owned  by  TVIA-4   1988.
                                            Johnston  is a  general  partner  of
                                            TVIM-4,   the  general   partner  of
                                            TVI-4,  TVIP-4,  TVIA-4  and  TVIA-4
                                            1988,  and  may be  deemed  to  have
                                            shared power to vote such shares.
                                    --------------------------------------------
                                    7       SOLE DISPOSITIVE POWER
                                            4,000 shares
                                    --------------------------------------------
                                    8       SHARED DISPOSITIVE POWER
                                            1,449,102 shares, of which 1,289,134
                                            shares are directly  owned by TVI-4,
                                            150,677 shares are directly owned by
                                            TVIP-4,  3,438  shares are  directly
                                            owned by TVIA-4 and 5,853 shares are
                                            directly   owned  by  TVIA-4   1988.
                                            Johnston  is a  general  partner  of
                                            TVIM-4,   the  general   partner  of
                                            TVI-4,  TVIP-4,  TVIA-4  and  TVIA-4
                                            1988,  and  may be  deemed  to  have
                                            shared  power  to  dispose  of  such
                                            shares.
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                          1,453,102
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                        [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                          6.34%
--------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                             IN
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             Page 12 of 17 Pages


                  This statement amends and restates the Statement on Schedule 13(G) (the "Original Statement") filed by Technology Venture Investors-4, L.P., a Delaware limited partnership ("TVI-4"), TVI Partners-4, L.P., a Delaware limited partnership ("TVIP-4"), TVI Affiliates-4, L.P., a Delaware limited partnership ("TVIA-4"), TVI Affiliates-4 1988, L.P., a Delaware limited partnership ("TVIA-4 1988"), TVI Management-4, L.P., a Delaware limited partnership ("TVIM-4"), Robert C. Kagle ("Kagle"), David F. Marquardt ("Marquardt"), Burton J. McMurtry ("McMurtry"), Mark G. Wilson ("Wilson") and John R. Johnston ("Johnston") (collectively, the "Reporting Persons").

ITEM 1(a).        NAME OF ISSUER:
                  ---------------

                  Avant! Corporation

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  ------------------------------------------------

                  1208 East Arques Avenue
                  Sunnyvale, CA  94086

ITEM 2(a).        NAME OF PERSONS FILING:
                  -----------------------

                  This Statement is filed by Technology Venture Investors-4, L.P., a Delaware limited partnership ("TVI-4"), TVI Partners-4, L.P., a Delaware limited partnership ("TVIP-4"), TVI Affiliates-4, L.P., a Delaware limited partnership ("TVIA-4"), TVI Affiliates-4 1988, L.P., a Delaware limited partnership ("TVIA-4 1988"), TVI Management-4, L.P., a Delaware limited partnership ("TVIM-4"), Robert C. Kagle ("Kagle"), David F. Marquardt ("Marquardt"), Burton J. McMurtry ("McMurtry"), Mark G. Wilson ("Wilson") and John R. Johnston ("Johnston"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  TVIM-4 is the general partner of TVI-4, TVIP-4, TVIA-4 and TVIA-4 1988, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by TVI-4, TVIP-4, TVIA-4 and TVIA-4 1988. Kagle, Marquardt, McMurtry, Wilson and Johnston are the general partners of TVIM-4, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by TVI-4, TVIP-4, TVIA-4 and TVIA-4 1988.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:
                  -------------------------------------------------------------

                  The address of the principal business office for each of the Reporting Persons is:

                  Technology Venture Investors
                  2480 Sand Hill Road
                  Suite 101
                  Menlo Park, CA  94025

                                                             Page 13 of 17 Pages


ITEM 2(c)         CITIZENSHIP:
                  ------------

                  TVI-4, TVIM-4, TVIP-4, TVIA-4 and TVIA-4 1988 are Delaware limited partnerships, and Kagle, Marquardt, McMurtry, Wilson and Johnston are United States citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:
                  -----------------------------

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:
                  -------------

                  CUSIP # 053487104

ITEM 3.           Not Applicable
                  --------------

ITEM 4.           OWNERSHIP
                  ---------

                  The following information with respect to the ownership of Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1996:

                           (a)     Amount beneficially owned:
                                   --------------------------

                                   See Row 9 of cover  page for each  Reporting
                                   Person.

                           (b)     Percent of Class:
                                   -----------------

                                   See Row 11 of cover page for each  Reporting
                                   Person.

                           (c)     Number of shares as to which such person has:
                                   ---------------------------------------------

                                            (i)      Sole  power to  vote  or to
                                                     direct the vote:

                                                     See Row 5 of cover page for
                                                     each Reporting Person.

                                            (ii)     Shared power  to vote or to
                                                     direct the vote:

                                                     See Row 6 of cover page for
                                                     each Reporting Person.

                                            (iii)    Sole power to dispose or to
                                                     direct the disposition of:

                                                     See Row 7 of cover page for
                                                     each Reporting Person.

                                             (iv)    Shared power  to dispose or
                                                     to direct  the  disposition
                                                     of:

                                                     See Row 8 of cover page for
                                                     each Reporting Person.

                                                             Page 14 of 17 Pages


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
                  ---------------------------------------------

                  Not applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  --------------------------------------------------------
                  PERSON:
                  -------
                  Under certain circumstances set forth in the limited partnership agreements of TVI-4, TVIP-4, TVIA-4, TVIA-4 1988, and TVIM-4, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7.           IDENTIFICATION  AND  CLASSIFICATION  OF  THE SUBSIDIARY  WHICH
                  --------------------------------------------------------------
                  ACQUIRED THE SECURITY BEING REPORTED  ON BY THE PARENT HOLDING
                  --------------------------------------------------------------
                  COMPANY:
                  --------

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
                  ----------------------------------------------------------

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:
                  -------------------------------

                  Not applicable.

ITEM 10.          CERTIFICATION:
                  --------------

                  Not applicable.

                                                             Page 15 of 17 Pages


                                   SIGNATURES
                                   ----------

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 12, 1997

                                                     /s/ Mark G. Wilson
                                                     ---------------------------
                                                     Mark G.  Wilson,  on behalf
                                                     of TVI-4,  in his  capacity
                                                     as  a  general  partner  of
                                                     TVIM-4, the general partner
                                                     of  TVI-4,   on  behalf  of
                                                     TVIP-4,  in his capacity as
                                                     a   general    partner   of
                                                     TVIM-4, the general partner
                                                     of  TVIP-4,  on  behalf  of
                                                     TVIA-4,  in his capacity as
                                                     a   general    partner   of
                                                     TVIM-4, the general partner
                                                     of  TVIA-4,  on  behalf  of
                                                     TVIA-4    1988,    in   his
                                                     capacity   as   a   general
                                                     partner  of   TVIM-4,   the
                                                     general  partner  of TVIA-4
                                                     1988,   and  on  behalf  of
                                                     TVIM-4,  in his capacity as
                                                     a general partner thereof.



/s/ Robert C. Kagle                                  /s/ Mark G. Wilson
-----------------------------------                  ---------------------------
ROBERT C. KAGLE                                      MARK G. WILSON


/s/ David F. Marquardt                               /s/ John R. Johnston
-----------------------------------                  ---------------------------
DAVID F. MARQUARDT                                   JOHN R. JOHNSTON


/s/ Burton J. McMurtry
-----------------------------------
BURTON J. MCMURTRY

                                                             Page 16 of 17 Pages


                                  EXHIBIT INDEX
                                  -------------


                                                                   Found on
                                                                 Sequentially
Exhibit                                                          Numbered Page
-------                                                          -------------

Exhibit A:  Agreement of Joint Filing                                 17

                                                             Page 17 of 17 Pages





                                    EXHIBIT A
                                    ---------



                            Agreement of Joint Filing
                            -------------------------

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Avant! Corporation shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 13, 1996



                                                     /s/ Mark G. Wilson
                                                     --------------------------
                                                     Mark G.  Wilson,  on behalf
                                                     of TVI-4,  in his  capacity
                                                     as  a  general  partner  of
                                                     TVIM-4, the general partner
                                                     of  TVI-4,   on  behalf  of
                                                     TVIP-4,  in his capacity as
                                                     a   general    partner   of
                                                     TVIM-4, the general partner
                                                     of  TVIP-4,  on  behalf  of
                                                     TVIA-4,  in his capacity as
                                                     a   general    partner   of
                                                     TVIM-4, the general partner
                                                     of  TVIA-4,  on  behalf  of
                                                     TVIA-4    1988,    in   his
                                                     capacity   as   a   general
                                                     partner  of   TVIM-4,   the
                                                     general  partner  of TVIA-4
                                                     1988,   and  on  behalf  of
                                                     TVIM-4,  in his capacity as
                                                     a general partner thereof.



/s/ Robert C. Kagle                                  /s/ Mark G. Wilson
-----------------------------------                  ---------------------------
ROBERT C. KAGLE                                      MARK G. WILSON


/s/ David F. Marquardt                               /s/ John R. Johnston
-----------------------------------                  ---------------------------
DAVID F. MARQUARDT                                   JOHN R. JOHNSTON


/s/ Burton J. McMurtry
-----------------------------------
BURTON J. MCMURTRY